EXHIBIT 99.1

First Cash Reports Fiscal 2008 EPS of $1.26; 35% Increase Over Prior Year

ARLINGTON, Texas, Jan. 27, 2009 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for both the three months and the year ended December 31, 2008. Earnings from continuing operations for the fiscal year were $1.26 per share, an increase of 35% over the prior year, as the Company's core pawn operations continued to post significant growth in revenue and operating profits. The Company also initiated earnings guidance for 2009.

Continuing Operations Highlights

 * Diluted earnings per share from continuing operations for fiscal
   2008 were $1.26, an increase of 35%, compared to $0.93 in fiscal
   2007. These earnings were at the top of the range previously forecast by the Company and exceeded the consensus analysts'
   forecast by $0.02 per share. Net income from continuing
   operations for the year was $38.1 million, compared to $30.5 million in 2007.

 * Fourth quarter diluted earnings per share from continuing operations were $0.36, compared to $0.29 in the fourth quarter of
   2007, an increase of 24%. Net income from continuing operations for the fourth quarter of 2008 was $10.7 million.

 * Year-to-date same-store revenue increased 13% over the comparable prior-year period, while same-store revenue for the current quarter increased 8%.

 * Total revenue from continuing operations for 2008 was $334 million, an increase of 19% over prior-year results, while fourth quarter revenue grew by 15% compared to 2007. Pawn-related revenue represented 79% of total revenue for fiscal 2008.

 * In Mexico, pawn revenue increased by 38% for the year and 31% for the quarter, a result of both continued new store expansion and strong same-store revenue growth in existing stores. In the U.S., which has a fully-mature store base, total pawn revenue,
   nonetheless, grew by 14% for the year and 13% during the fourth quarter of 2008.

 * Total pawn merchandise sales (retail and wholesale) increased by
   27% for the year, with Mexico stores posting 41% growth and U.S.
   stores 15%. Fourth quarter merchandise sales increased by 27% in total, with Mexico increasing 38% and U.S. stores by 14%.

 * Pawn service fees grew 20% for the year, while short-term loan service fees were comparable to the prior year. In Mexico, pawn service fees increased by 28% for the year, while U.S. stores grew by 12%.

Key Operating Metrics

 * Consolidated store-level operating margins improved to 28% in
   2008, compared to a 26% margin in 2007. The pre-tax operating margin, which includes store-based and administrative expenses and net interest costs, improved from 17% to 18% during 2008 over
   2007 results.

 * The retail pawn merchandise sales margin was 43% for the quarter, consistent with the prior-year quarter. For the year, retail margins were 45%, compared to 2007 results of 44%. The margin on wholesale scrap jewelry sales was 34% for the quarter and 37% for
   2008 in total.

 * Year end pawn receivable balances in 2008 increased by 7%
   compared to 2007. The increase was comprised of a 9% increase in pawn balances in the Mexico stores and a 5% increase in the U.S.
   pawn stores. The Mexico loan growth was affected by the change in the peso/dollar exchange rate during the fourth quarter, as loans grew by 26% in Mexico on a constant currency conversion basis.

 * The short-term loan credit loss provision improved during the current quarter, decreasing to 30% of fees, compared to 33% in the fourth quarter of 2007. For the full year, the short-term loan credit loss provision was 28%, consistent with the prior year.

New Locations

 * A total of 31 new store locations were added during the fourth quarter of 2008, which included 15 new store openings and the previously reported December 2008 acquisition of 16 Presta Max pawn stores in Mexico. One U.S. short-term loan store was closed during the period.

 * For the full year, the Company added a total of 72 new locations, comprised of 64 pawn and short-term loan stores in Mexico, one new pawn store in the U.S. and seven short-term loan stores in the U.S. The Company closed four short-term loan stores in the
   U.S., two pawn stores in Mexico and one pawn store in the U.S.
   during the year.

 * The Company operated 525 pawn and short-term loan stores as of
   December 31, 2008, a net store-count increase of 14% over the prior year.

Financial Position & Liquidity

 * Earnings before interest, taxes, depreciation and amortization
   (EBITDA) from continuing operations totaled $72 million for fiscal 2008, an increase of 25% over 2007. The EBITDA margin for
   2008 was 22%. A detailed reconciliation of this non-GAAP financial measure to income from continuing operations is provided elsewhere in this release.

 * The outstanding balance at December 31, 2008 on the Company's long-term bank credit facility was $68.5 million, compared to
   $73.5 million at the end of the third quarter of 2008. The
   Company reduced its consolidated net debt position (outstanding debt less cash balances) by $6.8 million during the fourth quarter, including the cash payment on the Presta Max
   acquisition.

 * During 2008, the Company funded from operating cash flow
   approximately $7 million in net customer loan and inventory growth,
   $17 million of stock repurchases and approximately $17 million in capital expenditures, most of which was invested in new store locations.

2009 Outlook

 * The Company is initiating its Fiscal 2009 guidance for diluted earnings per share from continuing operations; earnings are projected to be in a range of $1.36 to $1.38 per share, an 8% to
   10% growth rate over 2008. The Company expects significant continued growth in customer traffic and transaction volumes in
   2009, especially in Mexico. The projected growth rate in earnings for 2009 reflects the continuation of significant economic and currency volatility, which affects customer demand for the
   Company's products and services. In addition, the growth rate assumes relatively flat gold prices in 2009 compared to 2008. The
   Company expects most of its 2009 earnings and revenue growth will occur in the second half of the year, as the significant number of new stores added between June and December of 2008 become more accretive to earnings. The Company projects that 75% to 80% of
   2009 earnings will be derived from pawn operations, while 20% to
   25% of earnings will be from short-term loan and credit services operations.

 * In 2009, the Company anticipates opening 55 to 60 new stores in
   Mexico and a limited number of new pawn stores in the U.S. The
   Company does not anticipate opening any new U.S.
   short-term/payday loan stores in 2009.

Commentary & Analysis

Rick Wessel, Chief Executive Officer of First Cash, commented on the Company's 2008 operating results, "2008 was a pivotal year for the Company as we refocused our operations and future growth on our core pawn business, while exiting the auto sales operation. Through turbulent economic conditions in 2008, we posted solid growth in our mature U.S. pawn stores, continued rapid increases in revenue and profits across all of our expansion markets in Mexico and generated solid cash flow from operations. Same-store revenue grew at a record 13% pace in 2008, while other key operating metrics such as growth in operating margins and cash flow reflected the strength of our core business model. While the fourth quarter was a comparatively challenging retail environment and demand for short-term loans was soft compared to 2007, we nonetheless achieved our revenue and profitability targets for 2008 in our non-auto sales businesses. The fourth quarter was also challenging due to a significantly weaker Mexican peso exchange rate, which negatively impacted net peso denominated earnings by approximately $0.01 per share in the fourth quarter. Despite these challenges, we were able to maintain merchandise sales margins at or above historical levels, while also reducing our bank debt during the fourth quarter."

In addition to the strong financial results, the Company achieved two significant store-opening milestones in the fourth quarter of 2008, surpassing 250 stores in Mexico and 500 stores overall. In addition, the Company completed, in December 2008, the acquisition of the 16-store chain of Presta Max pawn stores in Mexico. These established and profitable stores complement the Company's existing footprint in Mexico and provide an even stronger base for further expanding operations in central and southern Mexico.

The Company's balance sheet remains strong, with total assets of $265 million and less than $70 million outstanding on the bank line of credit; which is less than 1.0 times EBITDA. The Company expects to generate significant cash flow in 2009 from both operations and the further collection of outstanding Auto Master receivables. This cash will be used to fund continued growth in Mexico and reduce outstanding debt.

In summary, Mr. Wessel said, "We believe that our core pawn business remains well-positioned for long-term growth and relative stability. Although the economy and financial markets are in a period of unprecedented volatility and uncertainty, we anticipate continued demand for our pawn loan and value-priced consumer retail products, particularly in light of the reduced availability of traditional consumer credit and purchasing power. Our new store expansion will continue to be self-funded from operating cash flows, and we remain confident in our ability to generate solid long-term growth and value for our shareholders."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, charges related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flows, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2007 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 525 stores in twelve U.S. states and fifteen states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

                           STORE COUNT ACTIVITY

 The following table details store openings and closings for the three months and twelve months ended December 31, 2008:

                                    U.S.                Mexico
                                  Locations            Locations
                            --------------------  --------------------
                                                    Pawn/
                                        Short-     Short-
                                         Term       Term
                              Pawn       Loan       Loan       Total
                             Stores     Stores     Stores    Locations
                            ---------  ---------  ---------  ---------
 Three Months Ended
  December 31, 2008
 ------------------
 Total locations, beginning
  of period                        95        159        241        495
 New locations opened               1          2         12         15
 Locations acquired                --         --         16         16
 Locations closed
  or consolidated                  --        (1)         --        (1)
                            ---------  ---------  ---------  ---------
 Total locations, end
  of period                        96        160        269        525
                            =========  =========  =========  =========

 Twelve Months Ended
  December 31, 2008
 -------------------
 Total locations, beginning
  of period                        96        157        207        460
 New locations opened               1          7         48         56
 Locations acquired                --         --         16         16
 Locations closed
  or consolidated                 (1)        (4)        (2)        (7)
                            ---------  ---------  ---------  ---------
 Total locations, end
  of period                        96        160        269        525
                            =========  =========  =========  =========

For the three and twelve months ended December 31, 2008, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 39 check cashing and short-term loan kiosks located inside convenience stores, which are not included in the above table.

                   FIRST CASH FINANCIAL SERVICES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             Three Months Ended    Twelve Months Ended
                                December 31,          December 31,
                            --------------------  --------------------
                              2008       2007       2008       2007
                            ---------  ---------  ---------  ---------
                                           (unaudited)
                            (in thousands, except per share amounts)
 Revenue:
   Pawn merchandise sales   $  55,949  $  44,210  $ 193,321  $ 151,626
   Finance and service fees    34,697     34,475    136,331    124,637
   Other                          916        953      3,876      3,998
                            ---------  ---------  ---------  ---------
                               91,562     79,638    333,528    280,261
                            ---------  ---------  ---------  ---------
 Cost of revenue:
   Cost of goods sold          33,364     25,308    111,845     88,753
   Short-term loan and
    credit services loss
    provision                   5,104      6,056     18,554     18,658
   Other                           74         89        365        358
                            ---------  ---------  ---------  ---------
                               38,542     31,453    130,764    107,769
                            ---------  ---------  ---------  ---------
 Net revenue                   53,020     48,185    202,764    172,492
                            ---------  ---------  ---------  ---------

 Expenses and other income:
   Store operating expenses    24,382     23,976    101,086     89,418
   Administrative expenses      8,205      7,071     29,203     24,871
   Depreciation                 2,961      2,608     11,114     10,219
   Interest expense               285        157        793        133
   Interest income               (16)       (22)       (55)       (78)
                            ---------  ---------  ---------  ---------
                               35,817     33,790    142,141    124,563
                            ---------  ---------  ---------  ---------
 Income from continuing
  operations before
  income taxes                 17,203     14,395     60,623     47,929
    Provision for
     income taxes               6,499      5,240     22,503     17,446
                            ---------  ---------  ---------  ---------
 Income from continuing
  operations                   10,704      9,155     38,120     30,483
    Income (loss) from
     discontinued
     operations, net of tax       770    (3,416)   (59,656)      4,805
                            ---------  ---------  ---------  ---------
 Net income (loss)          $  11,474  $   5,739  $(21,536)  $  35,288
                            =========  =========  =========  =========

 Basic income per share:
   Income from continuing
    operations              $    0.37  $    0.30  $    1.29  $    0.97
   Income (loss) from
    discontinued operations      0.03     (0.11)     (2.02)       0.15
                            ---------  ---------  ---------  ---------
   Net income (loss) per
    basic share             $    0.40  $    0.19  $  (0.73)  $    1.12
                            =========  =========  =========  =========

 Diluted income per share:
   Income from continuing
    operations              $    0.36  $    0.29  $    1.26  $    0.93
   Income (loss) from
    discontinued operations      0.03     (0.11)     (1.97)       0.15
                            ---------  ---------  ---------  ---------
   Net income (loss) per
    diluted share           $    0.39  $    0.18  $  (0.71)  $    1.08
                            =========  =========  =========  =========

 Weighted average
  shares outstanding:
   Basic                       29,243     30,899     29,575     31,564
   Diluted                     29,909     31,815     30,216     32,824

                   FIRST CASH FINANCIAL SERVICES, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    December 31,
                                               ----------------------
                                                 2008         2007
                                               ---------    ---------
                                                      (unaudited)
                                                    (in thousands)
            ASSETS
 Cash and cash equivalents                     $  29,006    $  14,175
 Service charges receivable                        7,173        7,503
 Pawn receivables                                 44,170       41,285
 Short-term loan receivables, net
  of allowance                                     5,865        5,762
 Automotive finance receivables, net
  of allowance                                     4,898       27,485
 Inventories                                      28,738       26,870
 Prepaid expenses and other current assets         6,071        7,469
 Deferred tax assets                               1,322          457
 Current assets of discontinued operations         3,614       11,792
                                               ---------    ---------
   Total current assets                          130,857      142,798

 Automotive finance receivables with
  long-term maturities, net of allowance           5,306       31,218
 Property and equipment, net                      40,111       39,989
 Goodwill, net                                    75,191       53,237
 Deferred tax assets                              12,501           --
 Other                                             1,191        1,226
 Long-term assets of discontinued operations          --       23,080
                                               ---------    ---------
   Total assets                                $ 265,157    $ 291,548
                                               =========    =========

    LIABILITIES AND STOCKHOLDERS' EQUITY
 Current portion of notes payable              $   7,048    $   2,250
 Accounts payable                                  2,280        1,232
 Accrued liabilities                              21,380       14,109
 Current liabilities of
  discontinued operations                          2,110        3,457
                                               ---------    ---------
   Total current liabilities                      32,818       21,048

 Revolving credit facility                        68,500       55,000
 Notes payable, net of current portion             9,389        3,938
 Deferred income taxes payable                        --       10,353
                                               ---------    ---------
   Total liabilities                             110,707       90,339

 Stockholders' equity:
   Preferred stock                                    --           --
   Common stock                                      361          359
   Additional paid-in capital                    112,750      111,410
   Retained earnings                             148,319      169,855
   Accumulated other comprehensive income
    (loss) - Note 1                              (9,568)           --
   Common stock held in treasury                (97,412)     (80,415)
                                               ---------    ---------
      Total stockholders' equity                 154,450      201,209
                                               ---------    ---------
      Total liabilities and
       stockholders' equity                    $ 265,157    $ 291,548
                                               =========    =========

Note 1 - The Company operates pawn and short-term loans stores in Mexico. In accordance with U.S. generally accepted accounting principles, beginning in the fourth quarter of 2008 the Mexican peso became the functional currency of the Company's Mexican-based subsidiaries due to the volume of Mexican peso-denominated revenue transactions being recorded in these stores. The peso-denominated balance sheet accounts at December 31, 2008 are therefore translated into U.S. dollars at the exchange rate in effect at year end, and income statement items are translated at the average exchange rate during the period; resulting translation adjustments are made directly to the "other comprehensive income (loss)" component of shareholders' equity. The Company's net peso-denominated assets are carried at a translated U.S. dollar amount of $46.9 million as of December 31, 2008.

                   FIRST CASH FINANCIAL SERVICES, INC.
                          OPERATING INFORMATION

 The following table details the revenue and cost of revenue from continuing operations for the three months and twelve months ended
 December 31, 2008 and 2007 (unaudited, in thousands):

                            Three Months Ended    Twelve Months Ended
                                December 31,          December 31,
                            -------------------   -------------------
                              2008       2007       2008       2007
                            --------   --------   --------   --------
 Revenue:
   Pawn retail merchandise
    sales                   $ 38,899   $ 32,778   $128,697   $112,316
   Pawn scrap jewelry sales   17,050     11,432     64,624     39,310
   Pawn service fees          17,733     16,142     69,870     58,371
   Short-term loan and
    credit services fees      16,964     18,333     66,461     66,266
   Other                         916        953      3,876      3,998
                            --------   --------   --------   --------
                              91,562     79,638    333,528    280,261
                            --------   --------   --------   --------
 Cost of revenue:
   Cost of goods sold -
    pawn retail merchandise   22,039     18,580     71,158     63,229
   Cost of goods sold -
    pawn scrap jewelry        11,325      6,728     40,687     25,524
   Short-term loan and
    credit services
    loss provision             5,104      6,056     18,554     18,658
   Other                          74         89        365        358
                            --------   --------   --------   --------
                              38,542     31,453    130,764    107,769
                            --------   --------   --------   --------
 Net revenue                $ 53,020   $ 48,185   $202,764   $172,492
                            ========   ========   ========   ========

 The following table details selected assets as of December 31, 2008 and December 31, 2007 (unaudited, in thousands):

                                                     December 31,
                                                  2008         2007
                                                --------     --------
 Customer receivables
   Pawn                                         $ 44,170     $ 41,285
   Short-term loan                                 6,148        6,088
                                                --------     --------
                                                  50,318       47,373

 CSO short-term loans held by independent
  third-party (1)                                 13,667       15,536

 Allowance for doubtful accounts                 (1,032)      (1,137)
                                                --------     --------
                                                $ 62,953     $ 61,772
                                                ========     ========

 (1) CSO loans outstanding are from an independent third-party lender and are not included on the Company's balance sheet.

                          DISCONTINUED OPERATIONS

 In September 2008, the Company announced that it planned to dispose of the Auto Master buy-here/pay-here automotive operation.
 Associated with this decision, a non-cash charge of $1.75 per share, net of tax, was included as a component of discontinued operations
 for the quarter ending September 30, 2008.   Under the terms of an
 agreement announced on December 8, 2008 with Interstate Auto Group,
 Inc. (dba "CarHop"), CarHop purchased Auto Master's automobile inventories, assumed leases at all existing dealership locations and hired a significant number of Auto Master's personnel.  In addition,
 CarHop is managing the collection of Auto Master's outstanding portfolio of customer notes receivable under a fee-based agreement.
 As a result, the Company recorded a gain from discontinued
 operations of $0.03 in the fourth quarter, primarily due to gains on the sale of inventory and lower than expected disposition costs.
 All revenue, expenses and income reported in this release for the three- and twelve-month periods ended December 31, 2008 and 2007 have been adjusted to reflect reclassification of the discontinued
 Auto Master operation.

          UNAUDITED NON-GAAP FINANCIAL INFORMATION - EBITDA

 EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from
 EBITDA are significant components in understanding and assessing the
 Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

                                                 Twelve Months Ended
                                                    December 31,
                                              -----------------------
                                                 2008          2007
                                              ---------     ---------

 Income from continuing operations            $  38,120     $  30,483

 Adjustments:
   Income taxes                                  22,503        17,446
   Depreciation                                  11,114        10,219
   Interest expense                                 793           133
   Interest income                                 (55)          (78)
                                              ---------     ---------
 Earnings from continuing operations before
  interest, income taxes, depreciation
  and amortization                            $  72,475     $  58,203
                                              =========     =========

 EBITDA margin calculated as follows:
   Total revenue from continuing operations   $ 333,528     $ 280,261
   Earnings from continuing operations
    before interest, income taxes,
    depreciation and amortization                72,475        58,203
                                              ---------     ---------
   EBITDA as a percent of revenue                   22%           21%
                                              =========     =========

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman & Chief Executive Officer
          Doug Orr, Executive Vice President & Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com